Exhibit 99.1

The Croghan Colonial Bank	NEWS RELEASE
323 Croghan Street
Fremont OH 43420

For Immediate Release	Contact: Laura Whipple
September 15, 2011	419-355-2111

The Croghan Colonial Bank Welcomes New Team Member

Fremont, OH – The Croghan Colonial Bank is proud to announce the addition of a new team member.

Stacy Cox joins The Croghan Colonial Bank with over 25 years of banking experience and will serve as Senior Vice President and Chief Operations Officer. Prior to employment with The Croghan Colonial Bank, Cox was Vice President of Core Banking Operations and Information Technology at First National Bank in Omaha, Nebraska. Prior to First National Bank she worked in a similar capacity for Huntington National Bank in Columbus, Ohio and Sky Financial Group in Bowling Green, Ohio.

Cox will manage the Operations Division where her responsibilities will include a wide range of duties relating to banking operations, information technology, and loan operations as well as providing senior management leadership to those areas.

Cox holds a Bachelor of Science Degree in Business Administration from Heidelberg College in Tiffin, Ohio and received a Masters of Business Administration from the University of Nebraska. She also completed the Graduate School of Banking Graduate Program in Operations and Technology at Vanderbilt University. She will be relocating to Croghan’s market area in the upcoming weeks with her husband and son.

The Croghan Colonial Bank was founded in 1888 and proudly serves Sandusky, Erie, Huron, Ottawa, Seneca, and Wood Counties, with office locations in Fremont, Clyde, Custar, Bellevue, Green Springs, Monroeville, Norwalk, and Port Clinton. Croghan Colonial Bank is a recognized leader in community banking throughout the region in helping all members of the communities, including businesses and corporations, achieve their financial goals.